Exhibit 5.3

Score Media and Gaming Inc.
500 King Street West, Fourth Floor
Toronto, ON M5V 1L9
Re: Registration Statement on Form F-10
We refer to the registration statement on Form F-10 dated February 22, 2021 (the “Registration Statement”) of Score Media and Gaming Inc. to which this consent is exhibited. We hereby consent to the use of our firm name on the face page of the Registration Statement and in the shelf prospectus supplement included therein, under the headings “Legal Matters” and “Documents Filed as Part of the Registration Statement” and to the reference to and use of our opinion under the headings “Eligibility for Investment” and “Certain Canadian Federal Income Tax Considerations”.
In giving this consent, we do not thereby acknowledge that we come within the category of persons whose consent is required by the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.
Yours very truly,
/s/ Blake, Cassels & Graydon LLP

Blake, Cassels & Graydon LLP
Toronto, Ontario
February 22, 2021